PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – January 23, 2014 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.01 per share cash dividend. Common stockholders of record as of February 10, 2014 will be paid the dividend on February 19, 2014.

In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to continue to acknowledge our shareholders with this dividend. This dividend represents the sixty-fifth consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors remains dedicated to our shareholders as well as the bank’s unique tithing mission. The board continues to closely monitor dividend policy to preserve our well-capitalized status and to position the bank for the future.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.9 million.

We invite you to visit our website at www.asbnow.com for additional information.

4